Mannatech Reports Financial Results for Third Quarter 2024

(Flower Mound, Texas) November 12, 2024 - Mannatech, Incorporated (NASDAQ: MTEX), ("Mannatech" or "Company"), global health and wellness company committed to transforming lives to make a better world, today announced financial results for its third quarter of 2024.

Third Quarter Highlights
•Net sales for the quarter ended September 30, 2024 were $31.7 million, as compared to $32.6 million for the same period in 2023, a decrease of $0.9 million, or 2.5%. On a Constant dollar basis (see Non-GAAP Measures, below) our net sales decreased $0.4 million, or 1.2%, and unfavorable foreign exchange caused a $0.5 million decrease in GAAP net sales as compared to the same period in 2023. The decline in revenues was principally due to slowing demand in Asia due to weakened economic conditions, relative to the prior year.
•Gross profit as a percentage of net sales decreased to 74.5% for the three months ended September 30, 2024, as compared to 79.6% for the same period in 2023, some of the increase in costs were related to increased freight costs related to back ordered items and running sales promotions on products thereby reducing our gross profit margin.
•Commission expenses for the three months ended September 30, 2024 decreased by 2.0%, or $0.2 million, to $12.2 million, as compared to $12.4 million for the same period in 2023. Commissions are earned from sales. Commission expenses in dollar terms decreased during the three months ended September 30, 2024 primarily due to a decline in our sales. For the three months ended September 30, 2024, commissions as a percentage of net sales increased to 38.3% from 38.2% for the same period in 2023. The increase in commissions as a percentage of sales was due to sales promotions during the period.
•For the three months ended September 30, 2024, selling and administrative expenses decreased by $2.8 million, or 21.8%, to $9.8 million, as compared to $12.6 million for the same period in 2023. The decrease in selling and administrative expenses was the result of a $0.9 million reduction in payroll costs, a $0.6 million decrease in marketing costs, a $0.6 million decrease to bad debt, a $0.3 million decrease in professional and consulting fees, a $0.2 million decrease in office expenses, $0.1 million decrease in depreciation expense and a $0.1 million decrease in travel and entertainment costs. Selling and administrative expenses, as a percentage of net sales, for the three months ended September 30, 2024 decreased to 31.0% from 38.6% for the same period in 2023.
•Income from operations was $0.9 million for the three months ended September 30, 2024 as compared to $0.2 million in the same period last year. The increase in operating income in 2024, was primarily a result of decreases in the company’s selling and administrative expenses as described in the previous paragraph.
•Income tax benefit was $0.4 million for the three months ended September 30, 2024 as compared to income tax expense of $0.5 million in the same period last year.
•Net loss was $0.3 million for the three months ended September 30, 2024, or $0.17 per diluted share, as compared to net income of $18,000, or $0.01 per diluted share for the three months ended September 30, 2023.
•As of September 30, 2024, the company's cash and cash equivalents increased 57.2%, or $4.4 million, to $12.2 million from $7.7 million as of December 31, 2023. Operations provided $2.5 million cash for the nine months ended September 30, 2024 compared to a use of $1.0 million cash for the same period in 2023. Acquisition of property and equipment decreased for the nine months ended September 30, 2024, to $0.4 million as compared to $0.5 million for the same period in 2023. Financing activities provided $2.9 million of cash during the nine months ended September 30, 2024. This increase consisted of $3.6 million in gross loan proceeds and use of $0.7 million for the repayment of finance lease obligations and other long-term liabilities. For the nine months ended September 30, 2023, $1.6 million was used related to payments for dividends of $0.7 million, repurchase of common stock of $0.2 million and $0.7 million for the repayment of lease obligations and other long-term liabilities. Additionally, foreign exchange effects decreased the Company's cash position by $0.6 million in the nine months ended September 30, 2024, as compared to a $2.3 million effect in the same period in 2023.
•The approximate number of new and continuing independent associate and preferred customer positions held by individuals in Mannatech’s network and associated with purchases of its packs or products as of September 30, 2024 was approximately 136,000, as compared to 146,000 in the same period of 2023. Recruiting new associates and preferred customers decreased 28.1% in the third quarter of 2024 as compared to the third quarter of 2023.

Landen Fredrick, President and CEO, noted that "although the third quarter of 2024 provided our highest revenue quarter in 2024, we continued to battle demand weakness in the third quarter across our global operations, with the most significant impact in the Asia/Pacific region due to ongoing economic challenges. Despite anticipating continued economic difficulties for the rest of 2024, we are committed to increasing our revenue by growing our team of sales associates and expanding our base of preferred customers, all while keeping costs under strict cost controls."

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of Constant dollar measures. The company discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.
The company believes that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. The constant currency figures are financial measures used by management to provide investors with an additional perspective on trends. Although management believes the non-GAAP financial measures enhance investors’ understanding of their business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures. Please see the accompanying table entitled "Non-GAAP Financial Measures" for a reconciliation of these non-GAAP financial measures.

Safe Harbor statement
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” "hope," “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

^ Mannatech operates in China under a cross-border e-commerce platform that is separate from its network marketing model.

Individuals interested in Mannatech's products or in exploring its business opportunity can learn more at Mannatech.com.

Contact Information:
Erin K. Barta
General Counsel and Corporate Secretary
214-724-3378
ir@mannatech.com
www.mannatech.com

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - (UNAUDITED)
(in thousands, except share and per share information)

ASSETS	September 30, 2024 (unaudited)	December 31, 2023
Cash and cash equivalents	$12,150	$7,731
Restricted cash	939	938
Accounts receivable, net of allowance of $932 and $1,278	22	91
Income tax receivable	414	465
Inventories, net	11,660	14,535
Prepaid expenses and other current assets	2,291	1,774
Deferred commissions	1,224	2,130
Total current assets	28,700	27,664
Property and equipment, net	3,118	4,147
Operating lease right-of-use assets	2,532	3,315
Other assets	3,674	3,751
Deferred tax assets, net	1,913	1,611
Long-term restricted cash	635	718
Total assets	$40,572	$41,206
LIABILITIES AND SHAREHOLDERS’ EQUITY
Commissions and incentives payable	$8,203	$8,175
Accrued expenses	4,803	5,118
Deferred revenue	3,018	4,786
Accounts payable	3,580	4,010
Taxes payable	1,361	1,521
Current notes payable	208	240
Current portion of finance lease liabilities	271	269
Deferred tax liabilities, net	—	—
Total current liabilities	22,952	25,780
Long-term notes payable	3,600	—
Operating lease liabilities, excluding current portion	1,787	2,582
Other long-term liabilities	1,483	1,404
Finance lease liabilities, excluding current portion	751	956
Total liabilities	30,573	30,722

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,742,857 shares issued and 1,884,814 shares outstanding as of September 30, 2024 and 2,742,857 shares issued and 1,860,154 shares outstanding as of December 31, 2023	—	—
Additional paid-in capital	33,005	33,309
Accumulated deficit	(1,073)	(1,301)
Accumulated other comprehensive loss	(1,997)	(1,015)
Treasury stock, at average cost, 858,043 shares as of September 30, 2024 and 882,703 shares as of December 31, 2023	(19,936)	(20,509)
Total shareholders’ equity	9,999	10,484
Total liabilities and shareholders’ equity	$40,572	$41,206

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(in thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$31,725	$32,553	$88,858	$99,261
Cost of sales	8,105	6,625	20,763	21,042
Gross profit	23,620	25,928	68,095	78,219
Operating expenses:
Commissions and incentives	12,893	13,178	36,237	40,200
Selling and administrative expenses	9,840	12,578	31,293	38,088
Total operating expenses	22,733	25,756	67,530	78,288
Income (loss) from operations	887	172	565	(69)
Interest expense, net	(109)	(17)	(196)	(3)
Other (expense) income, net	(1,495)	320	495	803
(Loss) income before income taxes	(717)	475	864	731
Income tax benefit (expense)	389	(457)	(636)	(1,214)
Net (loss) income	$(328)	$18	$228	$(483)
(Loss) income per common share:
Basic	$(0.17)	$0.01	$0.12	$(0.26)
Diluted	$(0.17)	$0.01	$0.12	$(0.26)
Weighted-average common shares outstanding:
Basic	1,885	1,863	1,885	1,868
Diluted	1,885	1,863	1,885	1,868

Net sales by region for the three and nine months ended September 30, 2024 and 2023 were as follows (in millions, except percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
Region	2024		2023		2024		2023
Americas	$10.6	33.4%	$10.7	32.8%	$30.4	34.2%	$31.8	32.0%
Asia/Pacific	18.6	58.7%	19.6	60.1%	51.6	58.0%	60.0	60.4%
EMEA	2.5	7.9%	2.3	7.1%	6.9	7.8%	7.5	7.6%
Total sales	$31.7	100.0%	$32.6	100.0%	$88.9	100.0%	$99.3	100.0%

Non-GAAP Financial Measures (Sales, Gross Profit and Income from Operations in Constant Dollars)
To supplement its financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Mannatech discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations. It refers to these adjusted financial measures as Constant dollar items, which are non-GAAP financial measures. The company believes these measures provide investors with an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, it calculates current year results and prior year results at a constant exchange rate, which is the prior year’s rate. Currency impact is determined as the difference between the actual GAAP results and the recalculated results for the current year at the Constant dollar rates.
The tables below reconcile third quarter 2024 and year-to-date Constant dollar net sales, gross profit and income from operations to GAAP net sales, gross profit and income from operations. (in millions, except percentages):

Three-month period ended	September 30, 2024			September 30, 2023	Constant $ Change
	GAAP Measure: Total $	Translation Adjustment	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net sales	$31.7	$0.5	$32.2	$32.6	$(0.4)	(1.2)%
Gross profit	23.6	0.4	24.0	25.9	(1.9)	(7.3)%
Income from operations	0.9	0.1	1.0	0.2	0.8	400.0%

Nine-month period ended	September 30, 2024			September 30, 2023	Constant $ Change
	GAAP Measure: Total $	Translation Adjustment	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net sales	$88.9	$1.9	$90.8	$99.3	$(8.5)	(8.6)%
Gross profit	68.1	1.5	69.6	78.2	(8.6)	(11.0)%
Income (loss) from operations	0.6	$0.5	1.1	(0.1)	1.2	(1,200.0)%